SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported): February 13, 2004



                                Blair Corporation


             (Exact name of registrant as specified in its charter)



          Delaware                 001-00878                  25-0691670
          --------                 ---------                  ----------
      (State or other        (Commission File No.)         (I.R.S. Employer
      Jurisdiction of                                    Identification No.)
       incorporation)

     220 Hickory Street, Warren, Pennsylvania                 16366-0001
     (Address of Principal executive offices)                 (Zip Code)


      Registrant's telephone number, including area code: (814) 723-3600


                                 Not Applicable
          (Former name or former address, if changed since last report)

Blair-2

Item 7.  Financial Statements and Exhibits.

         (c) Exhibits

               Exhibit 99.1.  Press Release.

Item 12. Disclosure of Results of Operations and Financial Condition.
-------  -----------------------------------------------------------

         The following information is furnished pursuant to Item 12, "Disclosure of Results of Operations and Financial Condition."

         On February 13, 2004, Blair Corporation issued a press release announcing its earnings for the three months and twelve months ended December 31, 2003. The information contained in the press release, which is attached as
Exhibit 99.1 to this Form 8-K, is incorporated herein by reference.



                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  February 13, 2004                Blair Corporation



                                  By:   John E. Zawacki
                                        -------------------------------------
                                        John E. Zawacki
                                        President and Chief Executive Officer



                                    By: Bryan J. Flanagan
                                        -------------------------------------
                                        Bryan J. Flanagan
                                        Senior Vice President and Chief
                                        Financial Officer

Blair-3

FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation                                     Carl Hymans
Bryan Flanagan, SVP/Chief Financial Officer           G.S. Schwartz & Co
Thomas McKeever, SVP/Operations & Administration      212-725-4500
814-723-3600                                          carlh@schwartz.com

               BLAIR CORPORATION REPORTS FOURTH QUARTER RESULTS

WARREN, Pa., (February 13, 2004) -- Blair Corporation (Amex: BL),
(www.blair.com), a national multi-channel direct marketer of women's and men's apparel and home products, today announced results for the fourth quarter and twelve months ended December 31, 2003.

Net sales for the fourth quarter ended December 31, 2003, were $166.5 million, compared to $167.9 million, reported for the fourth quarter ended December 31, 2002.

The year 2003 ended strongly with net income for the fourth quarter being $9.1 million, or $1.15 per basic share and $1.14 per diluted share, compared to net income of $6.2 million, or $.78 per basic share and $.77 per diluted share, for the fourth quarter of 2002.

Net sales for the twelve months ended December 31, 2003, were a record $581.9 million, compared to $568.5 million, reported for the twelve months ended December 31, 2002.
These record sales results were accomplished despite continued industry wide softness and three consecutive years of economic challenges.

Net income for the twelve months ended December 31, 2003, was $14.5 million, or $1.82 per basic share and $1.81 per diluted share, compared to $19.1 million, or $2.39 per basic share and $2.38 per diluted share, reported for the twelve months a year ago.

Cost of goods sold as a percentage of net sales increased to 47.7% for 2003 from 47.5% for 2002. The 20 basis point increase, or approximately $1.2 million in the cost of goods sold, primarily reflects initiatives undertaken to reduce the amount of slower moving products and improve inventory management. Higher inbound airfreight expenses and shipping costs also impacted the cost of goods sold.

Advertising expenses as a percentage of net sales rose to 26.9% for 2003 from 25.7% for 2002. The total increase of advertising expenses of $10.5 million reflects strategic outreach initiatives including additional catalog mailings to current and prospective customers.

Blair-4

"Fourth quarter results reflect the success of Blair's enhanced automated fulfillment capabilities which significantly contributed to an overall improvement in operating efficiencies and a reduction in backlog. The company expects that the enhanced fulfillment capabilities will further increase the speed of order shipments, lower costs and increase order fulfillment rates, profitability and customer satisfaction," said Bryan J. Flanagan, Senior Vice President and Chief Financial Officer.

"We believe results for the first quarter of 2004 may be lower than the first quarter of 2003 due to start up costs associated with Allegheny Trail Corp., Blair's wholesale business targeting outdoor sporting goods and recreational retailers, and the re-launch of our Irvine Park catalog aimed at a younger, more affluent menswear customer," noted Mr. Flanagan.

John E. Zawacki, President and CEO said, "2003 was the third consecutive difficult year for the direct marketing industry, and I am pleased with Blair's performance relative to its industry peers. Results for 2003 give further credence to the success of Blair's efforts to meet near-term challenges while remaining diligent in our efforts to achieve long-term growth."

"Blair continues to undertake initiatives to improve inventory management, increase sales and enhance profitability. We are confident in our core businesses, which remain the cornerstone of the Company, as we lay the groundwork to further capitalize on growth initiatives including Allegheny Trail and Irvine Park. Our e-commerce channel generated $84.3 million in gross sales demand in 2003 as compared to $65.6 million in 2002. We expect our investments in e-commerce, Crossing Pointe, Allegheny Trail and Irvine Park will further expand Blair's customer base and generate future revenue growth."

"Blair's balance sheet remains strong, and we are expanding our customer base and enhancing our leadership position as the premier direct marketer to value-conscious consumers," concluded Mr. Zawacki.

ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women's and men's apparel and home products through direct mail marketing and its Web sites www.blair.com and www.crossingpointe.com. Blair Corporation employs over 2,500 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of more than $580 million, is publicly traded on the American Stock Exchange (AMEX-BL).

This release contains certain statements, including without limitation, statements containing the words "believe," "plan," "expect," "anticipate," and words of similar import relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.

                           --Financial table follows--

Blair-5

                                BLAIR CORPORATION
                        COMPARATIVE OPERATING HIGHLIGHTS
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)
                                    For the Three Months Ended December 31
                                                2003                   2002
                                                ----                   ----

Net sales                                      $166,481               $167,941
Income before income taxes                       14,467                 11,054
Income taxes                                      5,334                  4,832
Net income                                        9,133                  6,222

Basic / diluted earnings per share       $ 1.15 / $1.14           $ .78 / $.77

Weighted average basic shares outstanding     8,001,234              8,039,276

Weighted average diluted shares outstanding   8,029,013              8,065,388

                                    For the Twelve Months Ended December 31
                                                2003                   2002
                                                ----                   ----

Net sales                                     $581,940               $ 568,546
Income before income taxes                      23,163                  31,113
Income taxes                                     8,637                  11,977
Net income                                      14,526                  19,136

Basic / diluted earnings per share      $ 1.82 / $1.81          $ 2.39 / $2.38

Weighted average basic shares outstanding    7,983,178               8,005,182

Weighted average diluted shares outstanding  8,017,604               8,031,243

                             Selected Balance Sheet Items as of December 31

                                                2003                   2002
                                                ----                   ----

Customer accounts receivable                  $154,660                $149,230

Inventories                                   $ 85,601                $ 74,217

Total assets                                  $345,976                $344,097

Total liabilities                             $ 77,175                $ 86,763

Stockholders' equity                          $268,801                $257,334

Total liabilities and stockholders' equity    $345,976                $344,097